Exhibit 3.1

NOTICE OF SECOND ALTERATION OF ARTICLES

OF

SIYATA MOBILE INC.

The Articles of Siyata Mobile Inc. made effective September 11, 2011, as altered by the Notice of First Alteration of Articles made effective July 28, 2020 and the Notice of Second Alternation of Articles made effective August 3, 2023 (together, the “Articles”), are hereby amended as follows:

1.	The Articles are amended to add a new Article 30 with language consisting in its entirety of the following:

30.	SPECIAL RIGHTS AND RESTRICTIONS ATTACHING TO THE CLASS CPREFERRED SHARES

The Class C Preferred Shares (the “Class C Preferred Shares”), shall, as a class, have attached thereto the following rights, privileges, restrictions, and conditions:

Section 30.1. Definitions. For the purposes hereof, the following terms shall have the following meanings:

“Affiliate” means any Person that, directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with a Person, as such terms are used in and construed under Rule 405 of the Securities Act.

“Alternate Consideration” shall have the meaning set forth in Section 30.7(e).

“Bankruptcy Event” means any of the following events: (a) the Corporation or any Significant Subsidiary (as such term is defined in Rule 1-02(w) of Regulation S-X) thereof commences a case or other proceeding under any bankruptcy, reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency or liquidation or similar law of any jurisdiction relating to the Corporation or any Significant Subsidiary thereof, (b) there is commenced against the Corporation or any Significant Subsidiary thereof any such case or proceeding that is not dismissed within sixty (60) days after commencement, (c) the Corporation or any Significant Subsidiary thereof is adjudicated insolvent or bankrupt or any order of relief or other order approving any such case or proceeding is entered, (d) the Corporation or any Significant Subsidiary thereof suffers any appointment of any custodian or the like for it or any substantial part of its property that is not discharged or stayed within sixty (60) calendar days after such appointment, (e) the Corporation or any Significant Subsidiary thereof makes a general assignment for the benefit of creditors, (f) the Corporation or any Significant Subsidiary thereof calls a meeting of its creditors with a view to arranging a composition, adjustment or restructuring of its debts, or (g) the Corporation or any Significant Subsidiary thereof, by any act or failure to act, expressly indicates its consent to, approval of or acquiescence in any of the foregoing or takes any corporate or other action for the purpose of effecting any of the foregoing.

“Beneficial Ownership Limitation” shall have the meaning set forth in Section 30.6(d).

“Business Day” means any day except any Saturday, any Sunday, any day which is a federal legal holiday in the United States or any day on which banking institutions in the State of New York or British Columbia, Canada, are authorized or required by law or other governmental action to close.

“Change of Control Transaction” means the occurrence after the date hereof of any of (a) an acquisition after the date hereof by an individual or legal entity or “group” (as described in Rule 13d-5(b)(1) promulgated under the Exchange Act) of effective control (whether through legal or beneficial ownership of capital stock of the Corporation, by contract or otherwise) of in excess of 49% of the voting securities of the Corporation (other than by means of conversion or exercise of Preferred Stock and the Securities issued together with the Preferred Stock), (b) the Corporation merges into or consolidates with any other Person, or any Person merges into or consolidates with the Corporation and, after giving effect to such transaction, the stockholders of the Corporation immediately prior to such transaction own less than 33% of the aggregate voting power of the Corporation or the successor entity of such transaction, (c) the Corporation sells or transfers all or substantially all of its assets to another Person and the stockholders of the Corporation immediately prior to such transaction own less than 33% of the aggregate voting power of the acquiring entity immediately after the transaction, (d) a replacement at one time or within a one year period of more than one-half of the members of the Board of Directors which is not approved by a majority of those individuals who are members of the Board of Directors on the Original Issue Date (or by those individuals who are serving as members of the Board of Directors on any date whose nomination to the Board of Directors was approved by a majority of the members of the Board of Directors who are members on the Original Issue Date), or (e) the execution by the Corporation of an agreement to which the Corporation is a party or by which it is bound, providing for any of the events set forth in clauses (a) through (d) above.

“Closing” means the closing of the purchase and sale of the Securities pursuant to the Exchange Agreement.

“Closing Date” means the applicable Trading Day on which all of the Transaction Documents have been executed and delivered by the applicable parties thereto and all conditions precedent to (i) each Holder’s obligations to pay the Subscription Amount for a Closing and (ii) the Corporation’s obligations to deliver the Securities have been satisfied or waived.

“Commission” or the “SEC” means the United States Securities and Exchange Commission.

“Common Stock” means the Corporation’s common stock, par value $0.00001 per share, and stock of any other class of securities into which such securities may hereafter be reclassified or changed.

“Common Stock Equivalents” means any securities of the Corporation or the Subsidiaries which would entitle the holder thereof to acquire at any time Common Stock, including, without limitation, any debt, preferred stock, rights, options, warrants or other instrument that is at any time convertible into or exercisable or exchangeable for, or otherwise entitles the holder thereof to receive, Common Stock.

“Conversion Amount” means the sum of the Stated Value at issue.

“Conversion Date” shall have the meaning set forth in Section 30.5(a).

“Conversion Price” shall have the meaning set forth in Section 30.5(b).

“Conversion Shares” means, collectively, the shares of Common Stock issuable upon conversion of the shares of Preferred Stock in accordance with the terms hereof.

“Corporation Redemption” has the meaning set forth in Section 30.8.

“Corporation Redemption Price” has the meaning set forth in Section 30.8.

“Corporation Redemption Payment Date” has the meaning set forth in Section 30.8.

“Designation, Amount and Par Value” The series of preferred stock shall be designated as Class C Convertible Preferred Stock and the number of shares so designated shall be up to One Thousand (1,000) (which shall not be subject to increase without the written consent of all of the Holders of the Preferred Stock). Each share of Preferred Stock shall have no par value per share and a stated value of $1,000, subject to increase set forth in Section 30.3 and/or elsewhere in these Articles below.

“DTC” means the Depository Trust Corporation.

“DTC/FAST Program” means the DTC’s Fast Automated Securities Transfer Program.

“Dividend” shall have the meaning set forth in Section 30.2.

“DWAC Eligible” means that (a) the Common Stock is eligible at DTC for full services pursuant to DTC’s Operational Arrangements, including without limitation transfer through DTC’s DWAC system, (b) the Corporation has been approved (without revocation) by the DTC’s underwriting department, (c) the Transfer Agent is approved as an agent in the DTC/FAST Program, (d) the Conversion Shares are otherwise eligible for delivery via DWAC, and (e) the Transfer Agent does not have a policy prohibiting or limiting delivery of the Conversion Shares via DWAC.

“Event of Default” means any of the following events: “Event of Default” means any of the following events: means any of the following events: (i) the suspension of the Common Stock from trading on the Principal Market for a period of two (2) consecutive trading days; (ii) the delisting of the Common Stock from the Principal Market; (iii) the failure for any reason by the Corporation or its transfer agent to issue any Shares within three (3) trading days after the date on which the Investor is entitled to receive such Shares; (iv) the Corporation breaches any representation, warranty, covenant or other term or condition contained in the Transaction Documents; (v) the Corporation files for, threatens or is compelled to Bankruptcy, insolvency or receivership; (vi) if at any time the Common Stock is no longer DWAC Eligible; (vii) the Corporation fails to make timely disclosures (after applicable extension periods) of its quarterly or annual filings or any filings or disclosures required by the Commission, a state or the Principal Market, and such failure remains unremedied for fifteen (15) consecutive days); or (viii) any other default set forth in the Transaction Documents.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“New York Courts” shall have the meaning set forth in Section 30.11(d).

“Fundamental Transaction” shall have the meaning set forth in Section 30.7(e).

“GAAP” means United States generally accepted accounting principles.

“Holders” means Holders of the Preferred Stock.

“Indemnified Party” shall have the meaning set forth in Section 30.11(f).

“Junior Securities” means the Common Stock and all other Common Stock Equivalents of the Corporation other than those securities which are explicitly senior or pari passu to the Preferred Stock in dividend rights or liquidation preference.

“Late Fees” shall have the meaning set forth in Section 30.2(d).

“Liquidation” shall have the meaning set forth in Section 30.4.

“Losses” shall have the meaning set forth in Section 30.11(f).

“Notice of Conversion” shall have the meaning set forth in Section 30.5.

“Original Issue Date” means the date of the first issuance of any shares of the Preferred Stock regardless of the number of transfers of any particular shares of Preferred Stock and regardless of the number of certificates which may be issued to evidence such Preferred Stock.

“Person” means an individual or corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or subdivision thereof) or other entity of any kind.

“Preferred Stock” shall mean Class C Preferred Shares.

“Premium Rate” shall have the meaning set forth in Section 30.8(a).

“Purchase Agreement” means that certain Securities Purchase Agreement, dated on or about the first Original Issue Date, among the Corporation and the original Holders, as amended, modified or supplemented from time to time in accordance with its terms.

“Registration” shall have the meaning set forth in Section 30.11(a).

“Registration Statement” shall have the meaning set forth in Section 30.11(a).

“Securities” means the Preferred Stock and the Underlying Shares.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Share Delivery Date” shall have the meaning set forth in Section 30.5(c)(i).

“Stated Value” shall mean $1,000, subject to increase set forth in Section 30.3 and/or elsewhere in these Articles.

“Subsidiary” means any subsidiary of the Corporation as set forth in the Corporation’s SEC filings.

“Successor Entity” shall have the meaning set forth in Section 30.3.

“Trading Day or Date” means a day on which the principal Trading Market is open for business.

“Trading Market” means any of the following markets or exchanges on which the Common Stock (or any other common stock of any other Person that references the Trading Market for its common stock) is listed or quoted for trading on the date in question: The NASDAQ Global Market, The NASDAQ Global Select Market, The NASDAQ Capital Market, the New York Stock Exchange, NYSE Arca, or the NYSE MKT. (or any successor to any of the foregoing).

“Transaction Documents” means these Articles, the Purchase Agreement, the Warrant, all exhibits and schedules thereto and hereto and any other documents or agreements executed in connection with the transactions contemplated hereby.

“Transfer Agent” means Computershare Investor Services Inc., the current transfer agent of the Corporation, with a mailing address of 510 Burrard St., Stock Transfer Department, Vancouver, British Columbia, V6C 3P9, Canada and any successor transfer agent of the Corporation.

“Triggering Event” shall have the meaning set forth in Section 30.10(a).

“Triggering Redemption Amount” means, for each share of Preferred Stock, the sum of (x) 150% of the Stated Value, (y) all accrued but unpaid dividends thereon, and (z) all liquidated damages, Late Fees and other costs, expenses or amounts due in respect of the Preferred Stock including, but not limited to legal fees and expenses of legal counsel to the Holder in connection with, related to and/or arising out of a Triggering Event.

“Triggering Redemption Payment Date” shall have the meaning set forth in Section 30.10(b).

“Underlying Shares” means the shares of Common Stock issued and issuable upon conversion of the Preferred Stock.

“VWAP” means, as of any date, the price determined by the first of the following clauses that applies: (a) if the Common Stock is then listed or quoted on a Trading Market, the daily volume weighted average price of one share of Common Stock trading in the ordinary course of business at the applicable Trading Price for such date (or the nearest preceding date) on such Trading Market as reported by Bloomberg Financial L.P.; (b) if the Common Stock is not then listed on a Trading Market and if the Common Stock traded in the over the counter market, as reported by the OTCQX or OTCQB Markets, the volume weighted average price of one share of Common Stock for such date (or the nearest preceding date) on the OTCQX or OTCQB Markets, as reported by Bloomberg Financial L.P.; (c) if the Common Stock is not then listed or quoted on a Trading Market or on the OTCQX or OTCQB Markets and if prices for the Common Stock are then reported in the “Pink Sheets” published by the OTC Markets Group (or a similar organization or agency succeeding to its functions of reporting prices), the most recent bid price of one share of Common Stock so reported, as reported by Bloomberg Financial L.P.; or (d) in all other cases, the fair market value of one share of Common Stock as determined by an independent appraiser selected in good faith by the Holder and reasonably acceptable to the Corporation.

Section 30.2. Dividends.

a)	Dividends in Cash or in Kind. Each share of Preferred Stock shall be entitled to receive, and the Corporation shall pay, cumulative dividends of 0% per annum, payable quarterly, beginning on the Original Issuance Date and ending on the date that such share of Preferred Share has been converted or redeemed (the “Dividend End Date”). Dividends may be paid in cash or in shares of Preferred Stock at the discretion of the Corporation.

b)	Participating Dividends on As-Converted Basis. From and after the initial Closing Date, in addition to the payment of dividends pursuant to Section 30.2(a), each Holder shall be entitled to receive, and the Corporation shall pay, dividends on shares of Preferred Stock equal to (on an as-if-converted-to-Common-Stock basis) and in the same form as dividends actually paid on shares of the Common Stock when, as and if such dividends are paid on shares of the Common Stock. The Corporation shall pay no dividends on shares of the Common Stock unless it simultaneously complies with the previous sentence.

c)	Dividend Calculations. Subject to Section 30.3(a), dividends on the Preferred Stock shall be calculated on the basis of a 360-day year, consisting of twelve (12) thirty (30) calendar day periods, and shall accrue and compound daily commencing on the Original Issue Date, and shall be deemed to accrue from such date whether or not earned or declared and whether or not there are profits, surplus or other funds of the Corporation legally available for the payment of dividends. Dividends shall cease to accrue with respect to any Preferred Stock redeemed or converted, provided that the Corporation actually delivers the Conversion Shares within the time period required by Section 30.6(c)(i) herein.

d)	Late Fees. Any dividends that are not paid on the Dividend Payment Date shall continue to accrue and shall entail a late fee (“Late Fees”), which must be paid in cash, at the rate of 18% per annum or the lesser rate permitted by applicable law which shall accrue and compound daily from the Dividend Payment Date through and including the date of actual payment in full.

e)	Other Securities. So long as any Preferred Stock shall remain outstanding, neither the Corporation nor any Subsidiary thereof shall redeem, purchase or otherwise acquire directly or indirectly any Junior Securities or pari passu securities other than any Preferred Stock purchased to the terms of these Articles. So long as any Preferred Stock shall remain outstanding, neither the Corporation nor any Subsidiary thereof shall directly or indirectly pay or declare any dividend or make any distribution upon (other than a dividend or distribution described in Section 30.2 or dividends due and paid in the ordinary course on preferred stock of the Corporation at such times when the Corporation is in compliance with its payment and other obligations hereunder), nor shall any distribution be made in respect of, any Junior Securities or pari passu securities as long as any dividends due on the Preferred Stock remain unpaid, nor shall any monies be set aside for or applied to the purchase or redemption (through a sinking fund or otherwise) of any Junior Securities or pari passu securities.

Section 30.3. Voting Rights. The Preferred Stock will vote together with the common stock on an as-converted basis subject to the Beneficial Ownership Limitations. However, as long as any shares of Preferred Stock are outstanding, the Corporation shall not, without the affirmative vote of the Holders of a majority of the then outstanding shares of the Preferred Stock directly and/or indirectly (a) alter or change adversely the powers, preferences or rights given to the Preferred Stock or alter or amend these Articles, (b) authorize or create any class of stock ranking as to redemption or distribution of assets upon a Liquidation (as defined in Section 30.5) senior to, or otherwise pari passu with, the Preferred Stock or, authorize or create any class of stock ranking as to dividends senior to, or otherwise pari passu with, the Preferred Stock, or (c) enter into any agreement with respect to any of the foregoing.

Section 30.4. Liquidation. Upon any liquidation, dissolution or winding-up of the Corporation, whether voluntary or involuntary (a “Liquidation”), the Holders shall be entitled to receive out of the assets, whether capital or surplus, of the Corporation an amount equal to the Stated Value, plus any accrued and unpaid dividends thereon and any other fees or liquidated damages then due and owing thereon under these Articles, for each share of Preferred Stock before any distribution or payment shall be made to the holders of any Junior Securities, and if the assets of the Corporation shall be insufficient to pay in full such amounts, then the entire assets to be distributed to the Holders shall be ratably distributed among the Holders in accordance with the respective amounts that would be payable on such shares if all amounts payable thereon were paid in full. A Fundamental Transaction or Change of Control Transaction shall not be deemed a Liquidation. The Corporation shall mail written notice of any such Liquidation, not less than forty-five (45) days prior to the payment date stated therein, to each Holder.

Section 30.5. Conversion.

a)	Conversions at Option of Holder. Each share of Preferred Stock shall be convertible, at any time and from time to time, at the option of the Holder thereof, into that number of shares of Common Stock (subject to the limitations set forth in Section 30.5(d)) determined by dividing the Stated Value of such share of Preferred Stock by the Conversion Price. Holders shall effect conversions by providing the Corporation with the form of conversion notice attached hereto as Annex A (a “Notice of Conversion”). Each Notice of Conversion shall specify the number of shares of Preferred Stock to be converted, the number of shares of Preferred Stock owned prior to the conversion at issue, the number of shares of Preferred Stock owned subsequent to the conversion at issue and the date on which such conversion is to be effected, which date may not be prior to the date the applicable Holder delivers by facsimile or email such Notice of Conversion to the Corporation (such date, the “Conversion Date”). If no Conversion Date is specified in a Notice of Conversion, the Conversion Date shall be the date that such Notice of Conversion to the Corporation is deemed delivered hereunder. No ink-original Notice of Conversion shall be required, nor shall any medallion guarantee (or other type of guarantee or notarization) of any Notice of Conversion form be required. The calculations and entries set forth in the Notice of Conversion shall control in the absence of manifest or mathematical error. To effect conversions of shares of Preferred Stock, a Holder shall not be required to surrender the certificate(s) representing the shares of Preferred Stock to the Corporation unless all of the shares of Preferred Stock represented thereby are so converted, in which case such Holder shall deliver the certificate representing such shares of Preferred Stock promptly following the Conversion Date at issue. Shares of Preferred Stock converted into Common Stock or redeemed in accordance with the terms hereof shall be canceled and shall not be reissued. For each conversion hereunder, the Holder shall deduct $1,500.00 for conversion costs.

b)	Conversion Price. The conversion price (the “Conversion Price”) for the Preferred Stock shall be the lower of (i) $3.18, or (ii) 85% of the lesser of (a) the average of the closing price for the Common Stock during the ten (10) Trading Day period immediately prior to the Closing Date (as defined in the Purchase Agreement),immediately prior to the Closing Date (as defined in the Purchase Agreement) and (b) the average closing price for the Common Stock on the ten (10) Trading Days immediately prior to the Conversion Price, subject to adjustment as provided hereunder. Following the occurrence of a Triggering Event, the Conversion Price shall be the lowest of (i) One Dollar ($1.00), (ii) the then applicable Conversion Price; or (iii) twenty-five percent (25%) of the lowest traded price for the Common Stock during the fifteen (15) Trading Days preceding the relevant conversion. All such foregoing determinations will be appropriately adjusted for any stock dividend, stock split, stock combination, reclassification or similar transaction that proportionately decreases or increases the Common Stock during such measuring period. Nothing herein shall limit a Holder’s right to pursue actual damages including, but not limited to, as a result of a Triggering Event pursuant to Section 30.10 hereof and the Holder shall have the right to pursue all remedies available to it hereunder, at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief. The exercise of any such rights shall not prohibit the Holder from seeking to enforce damages pursuant to any other Section hereof or under applicable law.

c)	Mechanics of Conversion

i.	Delivery of Conversion Shares Upon Conversion. Not later than two (2) Trading Days after each Conversion Date (the “Share Delivery Date”), the Corporation shall deliver, or cause to be delivered, to the converting Holder (A) the number of Conversion Shares being acquired upon the conversion of the Preferred Stock, which Conversion Shares shall be free of restrictive legends and trading restrictions, and (B) a bank check in the amount of accrued and unpaid dividends (if the Corporation has elected or is required to pay accrued dividends in cash). The Corporation shall deliver the Conversion Shares electronically through the Depository Trust Corporation or another established clearing corporation performing similar functions.

ii.	Failure to Deliver Conversion Shares. If, in the case of any Notice of Conversion, such Conversion Shares are not delivered to or as directed by the applicable Holder by the Share Delivery Date, the Holder shall be entitled to elect by written notice to the Corporation at any time on or before its receipt of such Conversion Shares, to rescind such Conversion, in which event the Corporation shall promptly return to the Holder any original Preferred Stock certificate delivered to the Corporation and the Holder shall promptly return to the Corporation the Conversion Shares issued to such Holder pursuant to the rescinded Notice of Conversion.

iii.	Obligation Absolute; Partial Liquidated Damages. The Corporation’s obligation to issue and deliver the Conversion Shares upon conversion of Preferred Stock in accordance with the terms hereof are absolute and unconditional, irrespective of any action or inaction by a Holder to enforce the same, any waiver or consent with respect to any provision hereof, the recovery of any judgment against any Person or any action to enforce the same, or any setoff, counterclaim, recoupment, limitation or termination, or any breach or alleged breach by such Holder or any other Person of any obligation to the Corporation or any violation or alleged violation of law by such Holder or any other person, and irrespective of any other circumstance which might otherwise limit such obligation of the Corporation to such Holder in connection with the issuance of such Conversion Shares; provided, however , that such delivery shall not operate as a waiver by the Corporation of any such action that the Corporation may have against such Holder. In the event a Holder shall elect to convert any or all of the Stated Value of its Preferred Stock, the Corporation may not refuse conversion based on any claim that such Holder or any one associated or affiliated with such Holder has been engaged in any violation of law, agreement or for any other reason, unless an injunction from a court, on notice to Holder, restraining and/or enjoining conversion of all or part of the Preferred Stock of such Holder shall have been sought and obtained, and the Corporation posts a surety bond for the benefit of such Holder in the amount of 150% of the Stated Value of Preferred Stock which is subject to the injunction, which bond shall remain in effect until the completion of arbitration/litigation of the underlying dispute and the proceeds of which shall be payable to such Holder to the extent it obtains judgment. In the absence of such injunction, the Corporation shall issue Conversion Shares and, if applicable, cash, upon a properly noticed conversion. If the Corporation fails to deliver to a Holder such Conversion Shares pursuant to Section 30.5 on the second Trading Day after the Share Delivery Date applicable to such conversion, the Corporation shall pay to such Holder, in cash, as liquidated damages and not as a penalty, for each $5,000 of Stated Value of Preferred Stock being converted, $100 per Trading Day (increasing to $150 per Trading Day on the third Trading Day and increasing to $200 per Trading Day on the sixth Trading Day after such damages begin to accrue) for each Trading Day after such second Trading Day after the Share Delivery Date until such Conversion Shares are delivered or Holder rescinds such conversion. All liquidated damages shall be paid to the Holder not later than the fifth (5th) Trading Day after notice is provided to the Corporation by the Holder stating that any such liquidated damages are due pursuant to this Section 30.5. Nothing herein shall limit a Holder’s right to pursue actual damages or declare a Triggering Event pursuant to Section 30.10 hereof for the Corporation’s failure to deliver Conversion Shares within the period specified herein and such Holder shall have the right to pursue all remedies available to it hereunder, at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief. The exercise of any such rights shall not prohibit a Holder from seeking to enforce damages pursuant to any other Section hereof or under applicable law.

iv.	[reserved]

v.	Reservation of Shares Issuable Upon Conversion. The Corporation covenants that, at all times during which the Preferred Stock is outstanding, it will reserve and keep available out of its authorized and unissued shares of Common Stock a number of shares of Common Stock at least equal to 300% of the Required Minimum for the sole purpose of issuance upon conversion of the Preferred Stock and payment of dividends on the Preferred Stock, all as herein provided, free from preemptive rights or any other actual contingent purchase rights of Persons other than the Purchasers, not less than such aggregate number of shares of the Common Stock as shall be issuable (taking into account the adjustments and restrictions of Section 30.7, but ignoring any Beneficial Ownership Limitations or other restrictions and/or limitations on conversions set forth herein or elsewhere) upon the conversion of the then outstanding shares of the Preferred Stock and payment of dividends hereunder. The Corporation covenants that all shares of Common Stock that shall be so issuable shall, upon issue, be duly authorized, validly issued, fully paid and nonassessable, and, at such times as a registration statement covering such shares is then effective under the Securities Act, will be registered for public resale in accordance with such registration statement. For purposes of this Certification of Designation, the term “Required Minimum” shall be defined as the product of (i) 300%, multiplied by (ii) the quotient of (A)(x) all outstanding Stated Value of all issued and outstanding shares of the Preferred Stock, (y) all unpaid dividends thereon (whether accrued or not), and (z) all fees and/or any costs and expenses relating to the Transaction Documents including, but not limited to Late Fees and liquidation damages, divided by (B) the Conversion Price on the date of Closing.

vi.	Fractional Shares. No fractional shares or scrip representing fractional shares shall be issued upon the conversion of the Preferred Stock. As to any fraction of a share which the Holder would otherwise be entitled to purchase upon such conversion, the Corporation shall at its election, either pay a cash adjustment in respect of such final fraction in an amount equal to such fraction multiplied by the Conversion Price or round up to the next whole share.

vii.	Transfer Taxes and Expenses. The issuance of Conversion Shares on conversion of this Preferred Stock shall be made without charge to any Holder for any documentary stamp or similar taxes that may be payable in respect of the issue or delivery of such Conversion Shares, provided that the Corporation shall not be required to pay any tax that may be payable in respect of any transfer involved in the issuance and delivery of any such Conversion Shares upon conversion in a name other than that of the Holders of such shares of Preferred Stock and the Corporation shall not be required to issue or deliver such Conversion Shares unless or until the Person or Persons requesting the issuance thereof shall have paid to the Corporation the amount of such tax or shall have established to the satisfaction of the Corporation that such tax has been paid. In the event that the Holder requests same-day processing for a Notice of Conversion, such Holder shall pay all Transfer Agent fees required for such same-day processing and all fees to the Depository Trust Corporation (or another established clearing corporation performing similar functions) required for same-day electronic delivery of the Conversion Shares.

d)	Beneficial Ownership Limitation. The Corporation shall not effect any conversion of the Preferred Stock, and a Holder shall not have the right to convert any portion of the Preferred Stock, to the extent that, after giving effect to the conversion set forth on the applicable Notice of Conversion, such Holder (together with such Holder’s Affiliates, and any Persons acting as a group together with such Holder or any of such Holder’s Affiliates) would beneficially own in excess of the Beneficial Ownership Limitation (as defined below). For purposes of the foregoing sentence, the number of shares of Common Stock beneficially owned by such Holder and its Affiliates shall include the number of shares of Common Stock issuable upon conversion of the Preferred Stock with respect to which such determination is being made, but shall exclude the number of shares of Common Stock which are issuable upon (i) conversion of the remaining, unconverted Stated Value of Preferred Stock beneficially owned by such Holder or any of its Affiliates and (ii) exercise or conversion of the unexercised or unconverted portion of any other securities of the Corporation subject to a limitation on conversion or exercise analogous to the limitation contained herein (including, without limitation, the Preferred Stock or the Warrants) beneficially owned by such Holder or any of its Affiliates. Except as set forth in the preceding sentence, for purposes of this Section 30.6(d), beneficial ownership shall be calculated in accordance with Section 30.13(d) of the Exchange Act and the rules and regulations promulgated thereunder. To the extent that the limitation contained in this Section 30.6(d) applies, the determination of whether the Preferred Stock is convertible (in relation to other securities owned by such Holder together with any Affiliates) and of how many shares of Preferred Stock are convertible shall be in the sole discretion of such Holder, and the submission of a Notice of Conversion shall be deemed to be such Holder’s determination of whether the shares of Preferred Stock may be converted (in relation to other securities owned by such Holder together with any Affiliates) and how many shares of the Preferred Stock are convertible, in each case subject to the Beneficial Ownership Limitation. To ensure compliance with this restriction, the Holder will be deemed to represent to the Corporation each time it delivers a Notice of Conversion that such Notice of Conversion has not violated the restrictions set forth in this paragraph and the Corporation shall have no obligation to verify or confirm the accuracy of such determination. In addition, a determination as to any group status as contemplated above shall be determined in accordance with Section 30.13(d) of the Exchange Act and the rules and regulations promulgated thereunder. For purposes of this Section 30.6(d), in determining the number of outstanding shares of Common Stock, the Holder may rely on the number of outstanding shares of Common Stock as stated in the most recent of the following: (i) the Corporation’s most recent periodic or annual report filed with the Commission, as the case may be, (ii) a more recent public announcement by the Corporation or (iii) a more recent written notice by the Corporation or the Transfer Agent setting forth the number of shares of Common Stock outstanding. Upon the written or oral request of a Holder, the Corporation shall within two (2) Trading Days confirm orally and in writing to such Holder the number of shares of Common Stock then outstanding. In any case, the number of outstanding shares of Common Stock shall be determined after giving effect to the conversion or exercise of securities of the Corporation, including the Preferred Stock, by such Holder or its Affiliates since the date as of which such number of outstanding shares of Common Stock was reported. The “Beneficial Ownership Limitation” shall be 4.99% of the number of shares of the Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock issuable upon conversion of Preferred Stock held by the applicable Holder.

Section 30.6. Intentionally Omitted.

Section 30.7. Certain Adjustments.

a)	Stock Dividends and Stock Splits. If the Corporation, at any time while this Preferred Stock is outstanding: (i) pays a stock dividend or otherwise makes a distribution or distributions that is payable in shares of Common Stock on shares of Common Stock or any other Common Stock Equivalents (which, for avoidance of doubt, shall not include any shares of Common Stock issued by the Corporation upon conversion of, or payment of a dividend on, the Preferred Stock), (ii) subdivides outstanding shares of Common Stock into a larger number of shares, (iii) combines (including by way of a reverse stock split) outstanding shares of Common Stock into a smaller number of shares, or (iv) issues, in the event of a reclassification of shares of the Common Stock, any shares of capital stock of the Corporation, then the Conversion Price shall be multiplied by a fraction of which the numerator shall be the number of shares of Common Stock (excluding any treasury shares of the Corporation) outstanding immediately before such event, and of which the denominator shall be the number of shares of Common Stock outstanding immediately after such event. Any adjustment made pursuant to this Section 30.7(a) shall become effective immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision, combination or re-classification.

b)	Most Favored Nation Provision. From the date hereof until the date when the Holder no longer holds any shares of Class C Preferred Stock, upon any issuance by the Corporation of Class C Preferred Stock for cash consideration, (a “Subsequent Financing”), the Holder may elect, in its sole discretion, to exchange (in lieu of conversion), if applicable, all or some of the shares of Class C Preferred Stock then held for any securities or units issued in a Subsequent Financing on a $1.00 for $1.00 basis. The Corporation shall provide the Holder with notice of any such Subsequent Financing in the manner set forth below Additionally, if in such Subsequent Financing there are any contractual provisions or side letters that provide terms more favorable to the investors than the terms provided for hereunder, then the Corporation shall specifically notify the Holder of such additional or more favorable terms and such terms, at Holder’s option, shall become a part of the transaction documents with the Holder. The types of terms contained in another security that may be more favorable to the holder of such security include, but are not limited to, terms addressing stock sale price, private placement price per share, and warrant coverage. For purposes of illustration, if a Subsequent Financing were to occur whereby the Corporation sells and issues a convertible note with a conversion price that includes a discount to the market price of its Common Stock, the Holder will be entitled to receive the same convertible note on the exact same terms on a dollar for dollar basis via the exchange of the Class C Preferred Stock the Holder holds on the date of the sale and issuance of the convertible note. For the avoidance of doubt, this provision is intended to ensure that one Class C Preferred Stock holder does not receive in the future, by way of amendment or otherwise, terms which are more favorable than terms or any other Class C Preferred holder.

c)	[reserved]

d)	Pro Rata Distributions. During such time as this Preferred Stock is outstanding, if the Corporation shall declare or make any dividend or other distribution of its assets (or rights to acquire its assets) to holders of shares of Common Stock, by way of return of capital or otherwise (including, without limitation, any distribution of cash, stock or other securities, property or options by way of a dividend, spin off, reclassification, corporate rearrangement, scheme of arrangement or other similar transaction) (a “Distribution”), at any time after the issuance of this Preferred Stock, then, in each such case, the Holder shall be entitled to participate in such Distribution to the same extent that the Holder would have participated therein if the Holder had held the number of shares of Common Stock acquirable upon complete exercise of this Preferred Stock (without regard to any limitations on exercise hereof, including without limitation, the Beneficial Ownership Limitation) immediately before the date of which a record is taken for such Distribution, or, if no such record is taken, the date as of which the record holders of shares of Common Stock are to be determined for the participation in such Distribution (provided, however, to the extent that the Holder’s right to participate in any such Distribution would result in the Holder exceeding the Beneficial Ownership Limitation, then the Holder shall not be entitled to participate in such Distribution to such extent (or in the beneficial ownership of any shares of Common Stock as a result of such Distribution to such extent) and the portion of such Distribution shall be held in abeyance for the benefit of the Holder until such time, if ever, as its right thereto would not result in the Holder exceeding the Beneficial Ownership Limitation).

e)	Fundamental Transaction.

1)	General. The Corporation shall not enter into or be party to a Fundamental Transaction unless (i) the Successor Entity (as defined below) assumes in writing all of the obligations of the Corporation under these Articles in accordance with the provisions of this Section 30.7(e) pursuant to written agreements in form and substance satisfactory to the Holder and approved by the Holder prior to such Fundamental Transaction, including agreements to deliver to the Holder in exchange for shares of Preferred Stock a security of the Successor Entity evidenced by a written instrument substantially similar in form and substance to the Preferred Stock, including, without limitation, which is convertible into a corresponding number of shares of capital stock equivalent to the shares of Common Stock acquirable and receivable upon conversion of the Preferred Stock (without regard to any limitations on the conversion of the Preferred Stock) prior to such Fundamental Transaction, and with a conversion price which applies the conversion price hereunder to such shares of capital stock (but taking into account the relative value of the shares of Common Stock pursuant to such Fundamental Transaction and the value of such shares of capital stock, such adjustments to the number of shares of capital stock and such conversion price being for the purpose of protecting the economic value of the Preferred Stock immediately prior to the consummation of such Fundamental Transaction) and (ii) if the Fundamental Transaction occurs within six (6) months of the Closing Date, the Successor Entity (including its Parent Entity) is a publicly traded corporation whose common stock is quoted on or listed for trading on an Eligible Market. Upon the consummation of each Fundamental Transaction, the Successor Entity shall succeed to, and be substituted for (so that from and after the date of the applicable Fundamental Transaction, the provisions of these Articles referring to the “Corporation” shall refer instead to the Successor Entity), and may exercise every right and power of the Corporation and shall assume all of the obligations of the Corporation under these Articles with the same effect as if such Successor Entity had been named as the Corporation herein. Upon consummation of each Fundamental Transaction, the Successor Entity shall deliver to the Holder confirmation that there shall be issued upon conversion of the Preferred Stock at any time after the consummation of the applicable Fundamental Transaction, in lieu of the shares of Common Stock (or other securities, cash, assets or other property) issuable upon the conversion of the Preferred Stock prior to the applicable Fundamental Transaction, such shares of publicly traded common stock (or its equivalent) of the Successor Entity (including its Parent Entity) which the Holder would have been entitled to receive upon the happening of the applicable Fundamental Transaction had the Preferred Stock been converted immediately prior to the applicable Fundamental Transaction (without regard to any limitations on the conversion of the Preferred Stock), as adjusted in accordance with the provisions of these Articles. Notwithstanding the foregoing, and without limiting Section 30.5 hereof, the Holder may elect, at its sole option, by delivery of written notice to the Corporation to waive this Section 30.7(e) to permit the Fundamental Transaction without the assumption of the Preferred Stock. In addition to and not in substitution for any other rights hereunder, prior to the consummation of each Fundamental Transaction pursuant to which holders of shares of Common Stock are entitled to receive securities or other assets with respect to or in exchange for shares of Common Stock (a “Corporate Event”), the Corporation shall make appropriate provision to insure that the Holder will thereafter have the right to receive upon a conversion of the Preferred Stock at any time after the consummation of the applicable Fundamental Transaction but prior to the Expiration Date, in lieu of the shares of the Common Stock (or other securities, cash, assets or other property) issuable upon the conversion of the Preferred Stock prior to such Fundamental Transaction, such shares of stock, securities, cash, assets or any other property whatsoever (including warrants or other purchase or subscription rights) which the Holder would have been entitled to receive upon the happening of the applicable Fundamental Transaction had this Note been exercised immediately prior to the applicable Fundamental Transaction (without regard to any limitations on the conversion of the Preferred Stock). Provision made pursuant to the preceding sentence shall be in a form and substance reasonably satisfactory to the Holder.

2)	Black Scholes Value. Notwithstanding the foregoing and the provisions of Section 30.5 above, at the request of the Holder delivered at any time commencing on the earliest to occur of (x) the public disclosure of any Fundamental Transaction, (y) the consummation of any Fundamental Transaction and (z) the Holder first becoming aware of any Fundamental Transaction through the date that is ninety (90) days after the public disclosure of the consummation of such Fundamental Transaction by the Corporation pursuant to a Current Report on Form 6-K filed with the SEC, the Corporation or the Successor Entity (as the case may be) shall purchase the Preferred Stock from the Holder on the date of such request by paying to the Holder cash in an amount equal to the Black Scholes Value.

3)	Fundamental Transaction. If, at any time while any Preferred Stock is outstanding, (i) the Corporation, directly or indirectly, in one or more related transactions effects any merger or consolidation of the Corporation with or into another Person, (ii) the Corporation, directly or indirectly, effects any sale, lease, license, assignment, transfer, conveyance or other disposition of all or substantially all of its assets in one or a series of related transactions, (iii) any, direct or indirect, purchase offer, tender offer or exchange offer (whether by the Corporation or another Person) is completed pursuant to which holders of Common Stock are permitted to sell, tender or exchange their shares for other securities, cash or property and has been accepted by the holders of 50% or more of the outstanding Common Stock, (iv) the Corporation, directly or indirectly, in one or more related transactions effects any reclassification, reorganization or recapitalization of the Common Stock or any compulsory share exchange pursuant to which the Common Stock is effectively converted into or exchanged for other securities, cash or property, or (v) the Corporation, directly or indirectly, in one or more related transactions consummates a stock or share purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off or scheme of arrangement) with another Person or group of Persons whereby such other Person or group acquires more than 50% of the outstanding shares of Common Stock (not including any shares of Common Stock held by the other Person or other Persons making or party to, or associated or affiliated with the other Persons making or party to, such stock or share purchase agreement or other business combination) (each a “Fundamental Transaction”), then, upon any subsequent conversion of the Preferred Stock, the Holder shall have the right to receive, for each Conversion Share that would have been issuable upon such conversion immediately prior to the occurrence of such Fundamental Transaction, at the option of the Holder (without regard to any limitation in Section 30.6 on the conversion of the Preferred Stock), the number of shares of Common Stock of the successor or acquiring corporation or of the Corporation, if it is the surviving corporation, and any additional consideration (the “Alternate Consideration”) receivable as a result of such Fundamental Transaction by a holder of the number of shares of Common Stock into which each share of Preferred Stock is convertible immediately prior to such Fundamental Transaction (without regard to any limitation in Section 30.6 on the conversion of the Preferred Stock). For purposes of any such conversion, the determination of the Conversion Price shall be appropriately adjusted to apply to such Alternate Consideration based on the amount of Alternate Consideration issuable in respect of one share of Common Stock in such Fundamental Transaction, and the Corporation shall apportion the Conversion Price among the Alternate Consideration in a reasonable manner reflecting the relative value of any different components of the Alternate Consideration. If holders of Common Stock are given any choice as to the securities, cash or property to be received in a Fundamental Transaction, then the Holder shall be given the same choice as to the Alternate Consideration it receives upon any conversion of this Note following such Fundamental Transaction. Notwithstanding anything to the contrary, in the event of a Fundamental Transaction, the Corporation or any Successor Entity shall, at the Holder’s option, exercisable at any time concurrently with, or within 30 days after, the consummation of the Fundamental Transaction, purchase the shares of Preferred Stock from the Holder by paying to the Holder an amount of cash equal to the Black Scholes Value of the remaining unconverted shares of Preferred Stock on the date of the consummation of such Fundamental Transaction. “Black Scholes Value” means the value of the unconverted shares of Preferred Stock remaining on the date of the Holder’s request pursuant to Section 30.7(e)(2) which value is calculated using the Black Scholes Option Pricing Model for a “call” or “put” option, as elected by the Holder, as obtained from the “OV” function on Bloomberg utilizing (i) an underlying price per share equal to the greater of (1) the highest Closing Sale Price of the Common Stock during the period beginning on the Trading Day immediately preceding the announcement of the applicable Fundamental Transaction (or the consummation of the applicable Fundamental Transaction, if earlier) and ending on the Trading Day of the Holder’s request pursuant to Section 30.7(e)(2) and (2) the sum of the price per share being offered in cash in the applicable Fundamental Transaction (if any) plus the value of the non-cash consideration being offered in the applicable Fundamental Transaction (if any), (ii) a strike price equal to the Conversion Price in effect on the date of the Holder’s request pursuant to Section 30.7(e)(2), (iii) a risk-free interest rate corresponding to the U.S. Treasury rate as of the date of the Holder’s request pursuant to Section 30.7(e)(2) if such request is prior to the date of the consummation of the applicable Fundamental Transaction, (iv) a zero cost of borrow and (v) an expected volatility equal to the greater of 100% and the 30 day volatility obtained from the “HVT” function on Bloomberg (determined utilizing a 365 day annualization factor) as of the Trading Day immediately following the earliest to occur of (A) the public disclosure of the applicable Fundamental Transaction, (B) the consummation of the applicable Fundamental Transaction and (C) the date on which the Holder first became aware of the applicable Fundamental Transaction. The Corporation shall cause any successor entity in a Fundamental Transaction in which the Corporation is not the survivor (the “Successor Entity”) to assume in writing all of the obligations of the Corporation under these Articles and the other Transaction Documents in accordance with the provisions of this Section 30.7(e) pursuant to written agreements in form and substance reasonably satisfactory to the Holder and approved by the Holder (without unreasonable delay) prior to such Fundamental Transaction and shall, at the option of the Holder, deliver to the Holder in exchange for the Preferred Stock a security of the Successor Entity evidenced by a written instrument substantially similar in form and substance to the Preferred Stock which is convertible into a corresponding number of shares of capital stock of such Successor Entity (or its parent entity) equivalent to the shares of Common Stock acquirable and receivable upon conversion of the Preferred Stock (without regard to any limitations on the conversion of the Preferred Stock) prior to such Fundamental Transaction, and with a conversion price which applies the Conversion Price hereunder to such shares of capital stock (but taking into account the relative value of the shares of Common Stock pursuant to such Fundamental Transaction and the value of such shares of capital stock, such number of shares of capital stock and such conversion price being for the purpose of protecting the economic value of the Preferred Stock immediately prior to the consummation of such Fundamental Transaction), and which is reasonably satisfactory in form and substance to the Holder. Upon the occurrence of any such Fundamental Transaction, the Successor Entity shall succeed to, and be substituted for (so that from and after the date of such Fundamental Transaction, the provisions of this Note and the other Transaction Documents referring to the “Corporation” shall refer instead to the Successor Entity), and may exercise every right and power of the Corporation and shall assume all of the obligations of the Corporation under this Note and the other Transaction Documents with the same effect as if such Successor Entity had been named as the Corporation herein.

f)	Calculations. All calculations under this Section 30.7 shall be made to the nearest cent or the nearest 1/100th of a share, as the case may be. For purposes of this Section 30.7, the number of shares of Common Stock deemed to be issued and outstanding as of a given date shall be the sum of the number of shares of Common Stock (excluding any treasury shares of the Corporation) issued and outstanding.

g)	Notice to the Holders.

i.	Adjustment to Conversion Price. Whenever the Conversion Price is adjusted pursuant to any provision of this Section 30.7, the Corporation shall promptly deliver to each Holder a notice setting forth the Conversion Price after such adjustment and setting forth a brief statement of the facts requiring such adjustment.

ii.	Notice to Allow Conversion by Holder. If (A) the Corporation shall declare a dividend (or any other distribution in whatever form) on the Common Stock, (B) the Corporation shall declare a special nonrecurring cash dividend on or a redemption of the Common Stock, (C) the Corporation shall authorize the granting to all holders of the Common Stock of rights or warrants to subscribe for or purchase any shares of capital stock of any class or of any rights, (D) the approval of any stockholders of the Corporation shall be required in connection with any reclassification of the Common Stock, any consolidation or merger to which the Corporation is a party, any sale or transfer of all or substantially all of the assets of the Corporation, or any compulsory share exchange whereby the Common Stock is converted into other securities, cash or property (E) the Corporation shall authorize the voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Corporation (F) the Corporation shall take any action to effectuate an Corporation Redemption, or (G) a Triggering Event shall have occurred, then, in each case, the Corporation shall cause to be filed at each office or agency maintained for the purpose of conversion of this Preferred Stock, and shall cause to be delivered to each Holder at its last address as it shall appear upon the stock books of the Corporation, at least twenty (20) calendar days prior to the applicable record or effective date hereinafter specified (unless a greater or lesser time period is expressly required elsewhere in these Articles), a notice stating (x) the date on which a record is to be taken for the purpose of such dividend, distribution, redemption, rights or warrants, or if a record is not to be taken, the date as of which the holders of the Common Stock of record to be entitled to such dividend, distributions, redemption, rights or warrants are to be determined or (y) the date on which such reclassification, consolidation, merger, sale, transfer or share exchange is expected to become effective or close, and the date as of which it is expected that holders of the Common Stock of record shall be entitled to exchange their shares of the Common Stock for securities, cash or other property deliverable upon such reclassification, consolidation, merger, sale, transfer or share exchange, provided that the failure to deliver such notice or any defect therein or in the delivery thereof shall not affect the validity of the corporate action required to be specified in such notice. To the extent that any notice provided hereunder constitutes, or contains, material, non-public information regarding the Corporation or any of the Subsidiaries, the Corporation shall simultaneously file such notice with the Commission pursuant to a Current Report on Form 6-K. The Holder shall remain entitled to convert the Conversion Amount of this Preferred Stock (or any part hereof) during the 20-day period commencing on the date of such notice through the effective date of the event triggering such notice except as may otherwise be expressly set forth in these Articles.

Section 30.8. Redemption. The Corporation shall have the right to redeem (a “Corporation Redemption”), all (or part) of the Preferred Stock issued and outstanding at any time after the Original Issue Date, at its discretion and upon three (3) Trading Days written notice to the Holders, redeem all Preferred Stock at the following premium:

a)	Within the first ninety (90) calendar days from issuance, at a price equal to 1.25, multiplied by the sum of the Stated Value, all accrued but unpaid dividends and all other amounts due pursuant to these Articles for all Preferred Stock; and

b)	After ninety (90) calendar days but within one hundred eighty (180) calendar days from issuance, at a price equal to 1.35 multiplied by the sum of the Stated Value, all accrued but unpaid dividends and all other amounts due pursuant to these Articles for all Preferred Stock.

Section 30.9. [reserved]

Section 30.10. Redemption Upon Triggering Events.

a)	“Triggering Event” means, wherever used herein any of the following events (whatever the reason for such event and whether such event shall be voluntary or involuntary or effected by operation of law or pursuant to any judgment, decree or order of any court, or any order, rule or regulation of any administrative or governmental body):

i.	the Corporation shall fail to deliver Conversion Shares issuable upon a conversion hereunder that comply with the provisions hereof prior to the fifth Trading Day after such shares are required to be delivered hereunder, or the Corporation shall provide written notice to any Holder, including by way of public announcement, at any time, of its intention not to comply with requests for conversion of any shares of Preferred Stock in accordance with the terms hereof;

ii.	the Corporation shall fail to have available a sufficient number of authorized and unreserved shares of Common Stock to issue to such Holder upon a conversion hereunder;

iii.	unless specifically addressed elsewhere in these Articles as a Triggering Event, the Corporation shall fail to observe or perform any other covenant, agreement or warranty contained in, or otherwise commit any breach of the Transaction Documents, and such failure or breach shall not, if subject to the possibility of a cure by the Corporation, have been cured within 5 calendar days after the date on which written notice of such failure or breach shall have been delivered;

iv.	the Corporation shall redeem Junior Securities or pari passu securities;

v.	there shall have occurred a Bankruptcy Event;

vi.	any monetary judgment, writ or similar final process shall be entered or filed against the Corporation, any subsidiary or any of their respective property or other assets for more than $500,000 (provided that amounts covered by the Corporation’s insurance policies are not counted toward this $500,000 threshold), and such judgment, writ or similar final process shall remain unvacated, unbonded or unstayed for a period of thirty (30) Trading Days;

vii.	the electronic transfer by the Corporation of shares of Common Stock through the Depository Trust Corporation or another established clearing corporation once established subsequent to the date of these Articles is no longer available or is subject to a ‘freeze” and/or “chill”;

viii.	the Corporation shall no longer be DWAC eligible; or

xi	the Corporation shall cease trading on the Trading Market;

ix.	the Corporation shall be in breach of or in default under any Transaction Document; or

x.	any Event of Default occurs.

b)	Upon the occurrence of a Triggering Event and following a five (5) opportunity to cure following written notice, each Holder shall (in addition to all other rights it may have hereunder or under applicable law) have the right, exercisable at the sole option of such Holder, to require the Corporation to redeem all of the Preferred Stock then held by such Holder for a redemption price, in cash, equal to the Triggering Redemption Amount, and increase the dividend rate on all of the outstanding Preferred Stock held by such Holder to 18% per annum thereafter. The Triggering Redemption Amount, whether payable in cash or in shares, shall be due and payable or issuable, as the case may be, within five (5) Trading Days of the date on which the notice for the payment therefor is provided by a Holder (the “Triggering Redemption Payment Date”). If the Corporation fails to pay in full the Triggering Redemption Amount hereunder on the date such amount is due in accordance with this Section (whether in cash or shares of Common Stock), the Corporation will pay interest thereon at a rate equal to the lesser of 18% per annum or the maximum rate permitted by applicable law, accruing and compounding daily from such date until the Triggering Redemption Amount, plus all such interest thereon, is paid in full.

Section 30.11. [Reserved]

Section 30.12. Miscellaneous.

a)	Notices. Any and all notices or other communications or deliveries to be provided by the Holders hereunder including, without limitation, any Notice of Conversion, shall be in writing and delivered personally or sent by a nationally recognized overnight courier service and by facsimile or e-mail, addressed to the Corporation, at an address as the Corporation may specify for such purposes by prior written notice to the Holders delivered in accordance with this Section 30.11. Any and all notices or other communications or deliveries to be provided by the Corporation hereunder shall be in writing and delivered personally, by facsimile, or sent by a nationally recognized overnight courier service addressed to each Holder at the facsimile number or address of such Holder appearing on the books of the Corporation, or if no such facsimile number or address appears on the books of the Corporation, at the principal place of business of such Holder. Any notice or other communication or deliveries hereunder shall be deemed given and effective on the earliest of (i) the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number set forth in this Section prior to 5:30 p.m. (New York City time) on any date, (ii) the next Trading Day after the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number set forth in this Section on a day that is not a Trading Day or later than 5:30 p.m. (New York City time) on any Trading Day, (iii) the second Trading Day following the date of mailing, if sent by U.S. nationally recognized overnight courier service, or (iv) upon actual receipt by the party to whom such notice is required to be given.

b)	Absolute Obligation. Except as expressly provided herein, no provision of these Articles shall alter or impair the obligation of the Corporation, which is absolute and unconditional, to pay liquidated damages, accrued dividends and accrued interest, as applicable, on the shares of Preferred Stock at the time, place, and rate, and in the coin or currency, herein prescribed.

c)	Lost or Mutilated Preferred Stock Certificate. If a Holder’s Preferred Stock certificate shall be mutilated, lost, stolen or destroyed, the Corporation shall execute and deliver, in exchange and substitution for and upon cancellation of a mutilated certificate, or in lieu of or in substitution for a lost, stolen or destroyed certificate, a new certificate for the shares of Preferred Stock so mutilated, lost, stolen or destroyed, but only upon receipt of evidence of such loss, theft or destruction of such certificate, and of the ownership hereof reasonably satisfactory to the Corporation.

d)	Governing Law. All questions concerning the construction, validity, enforcement and interpretation of these Articles shall be governed by and construed and enforced in accordance with the internal laws of the State of Delaware, without regard to the principles of conflict of laws thereof. Each party agrees that all legal proceedings concerning the interpretation, enforcement and defense of the transactions contemplated by any of the Transaction Documents (whether brought against a party hereto or its respective Affiliates, directors, officers, stockholders, employees or agents) shall be commenced in the state and federal courts sitting in the Borough of Manhattan, New York, New York, (the “New York Courts”). Each party hereto hereby irrevocably submits to the exclusive jurisdiction of the New York Courts for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein (including with respect to the enforcement of any of the Transaction Documents), and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of such New York Courts, or such New York Courts are improper or inconvenient venue for such proceeding. Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under these Articles and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any other manner permitted by applicable law. Each party hereto hereby irrevocably waives, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding arising out of or relating to these Articles or the transactions contemplated hereby. If any party shall commence an action or proceeding to enforce any provisions of these Articles, then the prevailing party in such action or proceeding shall be reimbursed by the other party for its attorneys’ fees and other costs and expenses incurred in the investigation, preparation and prosecution of such action or proceeding.

e)	Waiver. Any waiver by the Corporation or a Holder of a breach of any provision of these Articles shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of these Articles or a waiver by any other Holders. The failure of the Corporation or a Holder to insist upon strict adherence to any term of these Articles on one or more occasions shall not be considered a waiver or deprive that party (or any other Holder) of the right thereafter to insist upon strict adherence to that term or any other term of these Articles on any other occasion. Any waiver by the Corporation or a Holder must be in writing.

f)	Severability. If any provision of these Articles is invalid, illegal or unenforceable, the balance of these Articles shall remain in effect, and if any provision is inapplicable to any Person or circumstance, it shall nevertheless remain applicable to all other Persons and circumstances. If it shall be found that any interest or other amount deemed interest due hereunder violates the applicable law governing usury, the applicable rate of interest due hereunder shall automatically be lowered to equal the maximum rate of interest permitted under applicable law.

g)	Next Business Day. Whenever any payment or other obligation hereunder shall be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day.

h)	Headings. The headings contained herein are for convenience only, do not constitute a part of these Articles and shall not be deemed to limit or affect any of the provisions hereof.

i)	Status of Converted or Redeemed Preferred Stock. If any shares of Preferred Stock shall be converted, redeemed or reacquired by the Corporation, such shares shall resume the status of authorized but unissued shares of preferred stock and shall no longer be designated as Class C Convertible Preferred Stock.

Except as herein amended, the provisions of the Articles shall remain in full force and effect.

AS APPROVED BY THE BOARD OF DIRECTORS ON APRIL 4, 2024, THIS THIRD AMENDMENT TO ARTICLES IS EFFECTIVE: APRIL 4, 2024.

Certification by Secretary

I Gerald Bernstein, the duly appointed Secretary of Siyata Mobile Inc., hereby certify that the above Second Alteration to Articles has been duly approved and adopted by the Board of Directors of Siyata Mobile Inc. effective as of April 4, 2024 pursuant to Section 30.9.1 of the Notice of Articles of the Corporation.

/s/ Gerald Berstein
Gerald Bernstein, Secretary

Dated: April 9, 2024

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